Exhibit 23.1 Consent of PricewaterhouseCoopers LLP

     CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-93229) of Datalink Corporation of our report dated February 16, 2000 (except as to Note 2, Revenue Recognition, for which the date is March 30, 2000 and Note 3 for which the date is August 29, 2000) on our audit of the consolidated financial statements of Datalink Corporation as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 which report is included in this Form 10-K/A amendment to the Annual Report on Form 10-K. We also consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated February 16, 2000 relating to the financial statement schedule, which appears in the Annual Report on Form 10-K.

                      /s/ PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota
October 6, 2000